EXHIBIT 23.1


                           [Letterhead of KPMG S.A.]


            Consent of Independent Registered Public Accounting Firm


The Board of Directors


Air France-KLM S.A:


We consent to the use of our report dated July 22, 2004, except for Notes 35 to 38 to the consolidated financial statements as to which the date is September 16, 2004, with respect to the consolidated balance sheets of Air France S.A. as of March 31, 2004 and 2003 and the related consolidated statements of income, cash flows and change in stockholders' equity, for the two years then ended and to the reference to our firm under the heading "Selected Financial Data" in the Annual Report on Form 20-F of Air France-KLM for the year ended March 31, 2004, incorporated herein by reference.


Our report refers to the following changes in accounting principles under French GAAP described in Note 2.1 to the consolidated financial statements:

o the adoption as of April 1, 2002 of the approach by component for the recognition of costs related to major airframe inspections and engine maintenance;
o the adoption as of April 1, 2002 of the percentage of completion method with respect to the revenue recognition of all long-term contracts whose term exceed six months;
o the accounting for certain long-service awards following the recommendation of the French National Accounting Board ("Conseil National de la Comptabilite") as of April 1, 2003.


/s/ KPMG S.A.
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KPMG S.A.
Paris la Defense,
January 31, 2005